Exhibit 10.33

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made and entered into as of January 3, 2022 (the “Effective Date”), by and between Kiniksa Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Michael Megna (the “Employee”).

WHEREAS, the Company recognizes that the possibility of a change in control of the Parent and a related involuntary termination can be a distraction to the Employee; and

WHEREAS, the Company believes that it is in the best interests of the Company to provide the Employee with an incentive to motivate the Employee to maximize the value the Company and Parent upon a Change in Control (as defined below) for the benefit of its shareholders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Company and the Employee hereby agree:

1.Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)“Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)	“Cause” shall mean:

(i)The Employee’s gross negligence or willful misconduct in performance of Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted in or reasonably could result in material damage to the Company or any of its Affiliates or successors; or

(ii)The Employee’s commission of any act of fraud, embezzlement or professional dishonesty with respect to the business of the Company or any of its Affiliates; or

(iii)	The Employee’s commission of a felony or crime involving moral turpitude; or

(iv)	The Employee’s material breach of any provision of this Agreement or any other written agreement between Employee and the Company; or

(v)The Employee’s failure to comply with lawful directives of the Company, which has caused or which reasonably could cause damage to the Company or any of its Affiliates or successors.

(c)	“Change in Control” shall mean:

(i)	a sale of all or substantially all of the Parent’s assets; or

(ii)any merger, consolidation or other business combination transaction of the Parent with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into voting capital shares of the surviving entity) a majority of the total voting power represented by the voting capital shares of the Parent (or the surviving entity) outstanding immediately after such transaction; or

(iii)the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Parent. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

(A)on account of the acquisition of voting capital shares by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Parent’s voting capital shares in a transaction or series of related transactions that are primarily a private financing transaction for the Parent, or

(B)solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding voting capital shares as a result of a repurchase or other acquisition of voting capital shares by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition voting capital shares by the Parent, and after such share acquisition, the Subject Person becomes the owner of any additional voting capital shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting capital shares owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)“Confidential Information and Non-Competition Agreement” shall mean the Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement between the Employee and Company dated as of July 31, 2018.

(f)“Covered Termination” shall mean the termination of the Employee’s employment with the Company due to death or Disability or by the Company without Cause.

(g)“Disability” shall mean the Employee’s disability through any illness, injury, accident or condition of either a physical or psychological nature which results in the Employee’s inability to perform substantially all of Employee’s duties and responsibilities to the Company, notwithstanding the provision of any reasonable accommodation, for ninety (90) consecutive days.

(h)“Parent” shall mean the Company’s parent entity, Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company.

2.Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

3.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be “at-will,” as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

4.Covered Termination Following a Change in Control. If the Employee experiences a Covered Termination during the twelve (12) month period following a Change in Control, the Employee shall, subject to Sections 5 and 8, be eligible to receive the following:

(a)A severance payment equal to six (6) months of the Employee’s annual base salary at the rate in effect immediately prior to the Covered Termination, payable in a cash lump sum, less applicable withholdings, by the sixtieth (60th) day following the Covered Termination.

(b)A severance payment equal to fifty percent (50%) of the Employee’s target annual bonus for the year in which termination occurs, payable in a cash lump sum, less applicable withholdings, by the sixtieth (60th) day following the Covered Termination.

(c)Notwithstanding the provisions of the Parent’s 2018 Incentive Award Plan, the Parent’s 2015 Equity Incentive Plan or any other equity plan, the Employee shall be immediately 100% fully vested in all unvested equity awards of Parent or its Affiliates that vest solely based on the passage of time (including, without limitation, restricted shares, restricted share units, stock options or other equity-based awards, whether granted to or held by the Employee either before or after the date of this Agreement, and for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement rather than this clause (c)).

5.Release of Claims. The Employee’s right to receive the payments and benefits set forth in Section 4 is conditioned on the Employee’s signing and returning to the Company (and not revoking) a general release of claims in the form provided by the Company at the time the Employee’s employment is terminated (the “Employee Release”). The Employee must sign and return the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the termination date. The Employee Release shall take effect on the expiration of any revocation period specified therein.

6.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce the Employee’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Employee by the Company in connection with the Employee’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state law, or (b) any Company agreement, arrangement, policy or practice relating to the Employee’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Employee’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

7.Effect of Termination. Other than payment of accrued but unpaid salary and vacation, and reimbursement of expenses, in accordance with applicable law and Company policies and the right to elect any continued healthcare coverage as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, the payments and benefits (to the extent applicable) set forth in Section 4 shall constitute the sole obligations of the Company in connection with the termination of the Employee’s employment (unless otherwise required by law).

8.Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. The Employee’s right to receive the payments and benefits set forth in Section 4 is expressly conditioned upon the Employee’s continued full performance of obligations under the Confidential Information and Non-Competition Agreement. The Employee hereby expressly confirms the Employee’s continuing obligations to the Company pursuant to the Confidential Information and Non-Competition Agreement.

9.	Timing of Payments and Section 409A.

(a)Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code (“Section 409A”) shall be payable pursuant to Section 4 above unless the Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 9(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the Company’s first normal payroll date occurring on or after the sixtieth (60th) day following the Employee’s Separation from Service. Any installment payments that would have been made to the Employee during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to the Employee on the Company’s first normal payroll date occurring on or after the sixtieth (60th) day following the Employee’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a Specified Employee (as defined below), such amounts that may be subject to the Specified Employee rules set forth at (a)(2)(B)(i) of Section 409A and payable under Section 4 on account of such Separation from Service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period (or, if earlier, the Employee’s death). For the purposes of this Agreement, “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

10.	Section 280G; Limitations on Payment.

(a)If any payment or benefit the Employee shall or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 10(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless the Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 10.

The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

(d)If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 10(a), the Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.	Assignment.

(a)Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Employee in the event that (i) the Employee is transferred to a position with any of the Affiliates or (ii) the Company shall hereafter effect a reorganization, consolidate with, or merge into, any entity or person or transfer all or substantially all of its properties or assets to any entity or person. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

(b)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or via a Change in Control) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

13.Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at the Employee’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Compensation Committee of the board of directors of the Parent (or its successor) with a copy to the attention of the General Counsel or Chief Legal Officer, as applicable, or to such other address as either party may specify by notice to the other actually received. Any notice so addressed shall be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

16.Entire Agreement. This Agreement, together with the Confidential Information and Non- Competition Agreement, constitute the entire understanding and agreement of the Company and the Employee regarding the terms and conditions of Employee’s employment with the Company. This Agreement, together with the Confidential Information and Non-Competition Agreement, supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Company and the Employee relating to the subject matter of this Agreement, including without limitation any offer letter given to Employee and that certain Change in Control Agreement between the Company and the Employee dated September 15, 2018. For clarity, the definition of “Cause” in Section 4(e) of the Confidential Information and Non-Competition Agreement shall only be applicable to that section, whereas the definition of Cause in Section 1(b) of this Agreement shall be applicable throughout this Agreement. Notwithstanding the foregoing, the Company and the Employee acknowledge that options and other equity awards may be granted to Employee under and pursuant to the Parent’s 2018 Incentive Award Plan or any additional equity plans of the Parent or its Affiliates, and the award agreements related to such plans (collectively, the “Awards”); and to the extent that the terms of this Agreement (including without limitation, Section 6(b)) accelerate the vesting of any such Awards, then the terms of this Agreement are intended to be in addition to the vesting provisions of such Awards and are not intended to diminish any vesting rights contained in such Awards.

17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.

18.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. The Company and Employee agree that any dispute concerning this Agreement shall be heard exclusively by a court of competent jurisdiction within the Commonwealth of Massachusetts. By signing below, the Employee acknowledges that the Employee is subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities. The Employee and Company further agree that any such dispute shall be tried by a judge alone, and they hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

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IN WITNESS WHEREOF, this Change in Control Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Employee, as of the Effective Date.

EMPLOYEEKINIKSA PHARMACEUTICALS CORP.

/s/ Michael Megna By: /s/ Melissa Manno

Name: Michael MegnaName: Melissa Manno

Title:Chief Human Resources Officer